Smart Sand, Inc. Announces Second Quarter 2017 Results

-	Revenues of approximately $29.8 million, an increase of 19% sequentially
-	Net Income of $2.6 million, or $0.07 per basic and $0.06 per diluted share
-	Adjusted EBITDA of $6.5 million, an increase of 74% sequentially

THE WOODLANDS, Texas, August 10, 2017 – Smart Sand, Inc. (NASDAQ: SND) (the “Company”), a pure-play, low-cost producer of high quality Northern White raw frac sand, announced results today for the second quarter ended June 30, 2017.

“Smart Sand continued to provide positive financial results during the second quarter, with revenues, net income and adjusted EBITDA all increasing over first quarter 2017 results,” stated Charles Young, Chief Executive Officer. “However, our results were not where we wanted them to be.  We experienced some unplanned downtime at our Oakdale facility due to some dust control and other operational issues as well as some operational inefficiencies due to unavailability of railcars and timing of the completion of the third rail loop.  Collectively, these issues led to our sales volumes not increasing as anticipated over first quarter results.  We believe we are getting these issues under control.  Market demand continues to be strong for our Northern White Sand and we believe we are well positioned to compete in the current marketplace going forward.”

Second Quarter 2017 Highlights

Revenues were approximately $29.8 million in the second quarter of 2017, compared with $8.5 million during the same period last year, a 250% increase year-over-year.  The increase in revenues was primarily due to increased sales volumes and increased freight revenues, which is due primarily to an increase in shipments to customers to whom we bill freight charges.  Revenues for the quarter increased by 19% compared to first quarter 2017 revenue of $25.1 million, primarily due to an increase in freight revenues due to shipments to customers to whom we bill freight charges.

Tons sold totaled approximately 531,000 in the second quarter of 2017, compared with approximately 193,000 tons sold during the same period last year, a 175% increase year-over-year.  Tons sold during the quarter decreased by 5% compared to first quarter 2017 tons sold of 558,500.  The sequential decrease in tons sold was predominantly due to unplanned downtime at the Oakdale facility, availability of railcars to support spot sales and railcar capacity at our Oakdale facility.

The Company generated net income of $2.6 million, or $0.07 per basic and $0.06 per diluted share, for the second quarter of 2017, compared with a net loss of $2.3 million, or ($0.11) per basic and diluted share, for the second quarter of 2016 and net income of $1 million, or $0.02 per basic and diluted share, for the first quarter of 2017.

Adjusted EBITDA for the second quarter of 2017 was $6.5 million, compared to $1.7 million during the same period last year and $3.7 million for the first quarter of 2017, increases of 291% and 74%, respectively.  The increase year-over-year was primarily due to increase sales volumes.  The increase in Adjusted EBITDA sequentially was primarily due to an increase in average selling price per ton and reduction in production cost per ton.

Capital Expenditures

Smart Sand’s capital expenditures totaled $6.1 million for the quarter ended June 30, 2017 and were associated largely with the Company’s expansion at its Oakdale sand processing facility and investment in various enhancement and cost improvement projects.

Conference Call

Smart Sand will host a conference call and live webcast for analysts and investors this morning, August 10 at 10:00 a.m. Eastern Time to discuss the Company’s second quarter 2017 financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or for international callers, (478) 219-0056. The passcode for the call is 62286113.  A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or for international callers, (404) 537-3406.  The conference ID for the replay is 62286113.

Forward-looking Statements

All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as "expect", “will”, “estimate”, “believe” and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in the “Risk Factors” section of the Form 10-K, filed by the Company with the U.S. Securities and Exchange Commission on March 16, 2017.

You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand

Smart Sand, Inc. is a pure-play, low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and related producing facility near Oakdale, Wisconsin, at which we currently have approximately 332 million tons of proven recoverable reserves. We currently have 3.3 million tons of annual processing capacity.  The Company is headquartered in The Woodlands, Texas.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2017 (unaudited)	March 31, 2017 (unaudited)	June 30, 2016 (unaudited)
	(in thousands, except per share amounts)
Revenues	$29,787	$25,059	$8,494
Cost of goods sold	21,407	19,662	6,532
Gross profit	8,380	5,397	1,962
Operating expenses:
Salaries, benefits and payroll taxes	2,167	1,697	1,111
Depreciation and amortization	120	108	52
Selling, general and administrative	2,283	2,034	1,051
Total operating expenses	4,570	3,839	2,214
Operating (loss) income	3,810	1,558	(252)
Other (expenses) income:
Preferred stock interest expense	-	-	(1,623)
Other interest expense	(115)	(111)	(876)
Other income	83	37	109
Total other expenses, net	(32)	(74)	(2,390)
Income (loss) before income tax (benefit) expense	3,778	1,484	(2,642)
Income tax (benefit) expense	1,154	515	(294)
Net (loss) income	$2,624	$969	$(2,348)
Net (loss) income per common share:
Basic	$0.07	$0.02	$(0.11)
Diluted	$0.06	$0.02	$(0.11)
Weighted-average number of common shares:
Basic	40,347	39,697	22,145
Diluted	40,453	39,874	22,145

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(unaudited)	(audited)
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$63,357	$46,563
Restricted cash	485	971
Accounts receivable	14,836	5,339
Unbilled receivables	128	404
Inventories	8,811	10,344
Prepaid expenses and other current assets	4,818	1,403
Total current assets	92,435	65,024
Inventories, long-term	-	3,155
Property, plant and equipment, net	111,077	104,096
Deferred financing costs, net	1,125	1,154
Other assets	23	23
Total assets	$204,660	$173,452
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,898	$1,663
Accrued and other expenses	8,281	2,430
Deferred revenue	5	1,615
Income taxes payable	-	7,058
Current portion of equipment financing obligations	285	674
Current portion of notes payable	-	282
Total current liabilities	12,469	13,722
Equipment financing obligations, net of current portion	432	572
Notes payable, net of current portion	288	288
Deferred tax liabilities, long-term, net	19,202	15,044
Asset retirement obligation	1,425	1,384
Total liabilities	33,816	31,010
Commitments and contingencies (Note 20)
Stockholders’ equity
Common stock, $0.001 par value, 350,000,000 shares authorized; 40,453,735 issued and 40,372,683 outstanding at June 30, 2017; 38,884,068 issued and 38,816,474 outstanding at December 31, 2016	40	39
Treasury stock, at cost, 81,052 and 67,594 shares at June 30, 2017 and December 31, 2016, respectively	(666)	(539)
Additional paid-in capital	157,807	132,879
Retained earnings	13,663	10,063
Total stockholders’ equity	170,844	142,442
Total liabilities and stockholders’ equity	$204,660	$173,452

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense, (ii) income tax expense (benefit), (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) integration and transition costs associated with specified transactions, including our IPO, (iii) restricted stock compensation; (iv) development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earnout and contingent consideration obligations, and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

-	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
-	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
-	our ability to incur and service debt and fund capital expenditures;
-	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure; and
-	our debt covenant compliance. Adjusted EBITDA is a key component of critical covenants to our Credit Agreement.

We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Net income (loss)	$2,624	$969	$(2,348)
Depreciation and depletion	1,693	1,667	1,574
Income tax expense (benefit)	1,154	515	(294)
Interest expense	182	173	2,499
Franchise taxes	10	228	9
EBITDA	$5,663	$3,552	$1,440
Loss (gain) on sale of fixed assets (1)	194	(39)	(4)
Restricted stock compensation (2)	585	176	231
Non-cash charges (3)	20	20	(13)
Adjusted EBITDA	$6,462	$3,709	$1,654

(1)	Includes gains related to the sale and disposal of certain assets in property, plant and equipment.
(2)	Represents the non-cash expenses for stock-based awards issued to our employees and outside directors.
(3)	Represents accretion of asset retirement obligations and loss on derivatives. For the three ended June 30, 2016, the Company incurred a loss of $5 related to a propane derivative contract.

Production Costs

We also use production costs, which we define as costs of goods sold, excluding depreciation, depletion, accretion of asset retirement obligations and freight charges to measure our financial performance. Freight charges consist of shipping costs and railcar rental and storage expenses. Shipping costs consist of railway transportation and transload costs to deliver products to customers. A portion of these freight charges are passed through to our customers and are, therefore, included in revenue. Rail car rental and storage expenses are associated with our long-term rail car operating agreements with certain customers. We believe production costs is a meaningful measure to management and external users of our financial statements, such as investors and commercial banks, because it provides a measure of operating performance that is unaffected by historical cost basis. Cost of goods sold is the GAAP measure most directly comparable to production costs. Production costs should not be considered an alternative to cost of goods sold presented in accordance with GAAP. Because production costs may be defined differently by other companies in our industry, our definition of production costs may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of production costs to cost of goods sold:

	Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(in thousands)
Cost of goods sold	$21,407	$19,662	$6,532
Depreciation, depletion, and accretion of asset retirement obligations	(1,588)	(1,579)	(1,540)
Freight charges	(12,824)	(9,228)	(1,794)
Production costs	$6,995	$8,855	$3,198
Production costs per ton	$13.17	$15.84	$16.57

Investor Contacts

Lee Beckelman

CFO

(281) 231-2660

LBeckelman@smartsand.com

Phil Cerniglia

Investor Relations and Budgeting Manager

(281) 231-2660

PCerniglia@smartsand.com